Exhibit 10.1

NON-BINDING TERM SHEET

for the

ACQUISITION OF MM OS HOLDINGS L.P. INTERESTS IN

OCTOMERA LLC

January 18, 2024

Seller	MM OS Holdings L.P. (the “Seller”)

Purchaser	Orgenesis Inc. (the “Purchaser”)

Target Companies	Octomera LLC and its Subsidiaries (the “Target”, and together with the Purchaser and the Seller, the “Parties”)

Consideration	As consideration for the acquisition by the Purchaser from the Seller of 3,670,324 Class A Preferred units of the Target which constitute all of the equity interests of the Target that are owned by the Seller (the “Acquisition”), the Purchaser shall agree to the following consideration (the “Consideration”):

(1)	Monitoring Agreement: The advisory services and monitoring agreement between Target and Metalmark Management II LLC shall be terminated as of the Closing, and all unpaid amounts as of the closing shall be deemed cancelled.
(2)	Seller Loans: The outstanding loans payable from Orgenesis Maryland to Seller shall be amended and extended in a mutually agreeable manner to reflect a maturity of 10 years from the Closing, with extensions as mutually agreed and the maturity to be accelerated upon a change of control of Target or Purchaser.
(3)	Royalty: 5% of Net Revenue of the Business excluding revenues of Orgenesis Gmbh and Tissue Genesis International LLC (“Excluded Assets”) for a period of 4 years from Closing (as defined in the original agreements). At the option of the Purchaser, at any point during such 4 year period, the Purchaser may buy out the remaining royalty stream for $40 million of consideration consisting of cash and/or equity in a ratio determined by the Purchaser.
(4)	Milestone: If the Purchaser sells the Target within 5 years from the date of the closing at a price that is more than $40 million excluding consideration for Excluded Assets, the Purchaser shall pay the Seller 5% of the net proceeds.

a.	If there is a change of control of Purchaser within 5 years from Closing, and the portion of the purchase price allocable to Target excluding consideration for Excluded Assets is more than $40 million, the Purchaser shall pay the Seller 5% of the net proceeds allocable to Target. The allocation of purchase price for purposes of this milestone payment shall be done in good faith by the Purchaser and subject to standard dispute resolutions between the parties.

(5)	Seller will settle all outstanding ownership claims of Target (e.g. Target options granted to any services providers, such that at Closing, the entire equity and ownership interests of Target will belong to Purchaser.

Conditions Precedent	The following will be conditions precedent to the closing of the transaction (the “Closing”), which the parties contemplate occurring on January 18th, 2024:

(1) The parties shall have executed all required Definitive Agreements.

(2) The Board of Directors of Orgenesis shall have approved the Acquisition.

(3) There will be no significant impairment of Target’s business operations between the date of this term sheet and Closing.

Post-Closing Operations	The Definitive Agreements shall include customary covenants of Purchaser concerning: i) Any restructuring by Purchaser resulting in a reduction in the value of the Seller’s economic interest. For clarity, cost restructuring is not prohibited., and ii) all business associated with Target will be conducted in all material respects by Target (meaning that Purchaser will not have related operations to the Target in subsidiaries outside of Target post-closing), unless deemed necessary at Purchaser’s sole discretion for the successful operating of Target. Purchaser shall otherwise fully control and be responsible for all operations of Target post-Closing, and shall timely pay payroll obligations of Orgenesis Maryland LLC at January month end. For the avoidance of doubt, Purchaser understands that, from and after the date of this Term Sheet, Seller does not expect to extend additional funding or financing to Octomera.

Security	Seller shall relinquish all security encumbrances against Purchaser, Target and any other affiliates of either entity.

Board of Octomera	The Seller members of the Board of Managers of the Target shall resign after execution of this Term Sheet (and in any event, prior to Closing) and the operating agreement shall be revised to provide for a single member LLC.

Definitive Agreements	Upon execution of this Term Sheet, the Parties shall promptly negotiate, in good faith, the terms of definitive agreements in connection herewith in order to consummate the Acquisition (the “Definitive Agreements”). The Definitive Agreements will be in a form customary for transaction of this type. The parties will cooperate in providing each other with all documentation to complete the diligence in a timely manner. For the avoidance of doubt, all Seller preferences and controls will be cancelled.

Fees & Expenses	Each of the Parties shall bear its own expenses in connection with this Term Sheet and the negotiation of the Definitive Agreements in the event the Closing does not occur. Upon Closing, Target shall assume and, within 90 days of Closing, pay Seller’s legal expenses (to Davis Polk & Wardwell) associated with the transaction contemplated by this term sheet, up to a cap of $300,000. Notwithstanding anything to the contrary, Target will not bear any of the Fees and Expenses related to the Blair fundraising unless mutually agreed upon by the Parties.

Confidentiality; Publicity	Each Party hereto acknowledges and confirms that this Term Sheet and all terms hereof are confidential and, subject to applicable law, that neither its existence nor the terms hereof will be disclosed to any other person other than Parties’ officers, directors, employees and advisors. Any public announcement relating to the Acquisition shall be agreed upon by the Parties in advance and in writing.

Notices	All notices and other communications hereunder shall be in writing and shall be furnished to the other Parties hereto by hand delivery or registered or certified mail or electronic transmission (e-mail) at the respective addresses of the Parties as set forth on the signature page hereof. Any such notice shall be considered to have been delivered to the other Parties: (i) if delivered by hand or electronic transmission, when actually delivered; or (ii) 7 (seven) days after being mailed by certified or registered mail.

Governing Law	This Term Sheet shall be governed by the laws of the State of New York.

Taxes	Seller shall bear all the tax liabilities relating to its holdings of Target including but not limited to its share of partnership taxes from 2022.

Severability	If any term, provision, covenant or restriction contained in this Term Sheet is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Term Sheet shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Counterparts	This Term Sheet may be executed in any number of counterparts, and by facsimile or scanned signature, each of which when executed and delivered shall constitute an original of this Term Sheet, but all the counterparts shall together constitute the same Term Sheet. No counterpart shall be effective until each party has executed at least one counterpart.

Term and Termination	This Term Sheet shall expire at end of the day January 16th.

[Signature page follows]

[Signature Page to Term Sheet for Asset Purchase and Investment]

The authorized representatives of the Parties have signed this non-binding Term Sheet as of January 15, 2024.

Orgenesis Inc.	MM OS Holdings L.P.

by:	by:
name:	name:
title:	title:

Acknowledged and Agreed

Octomera LLC

by:
name:
title: